Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 21, 2026 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.095378 per unit, payable on September 28, 2026, to unitholders of record on August 31, 2026. Marine’s 2025 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.095378 per unit is lower than the $0.096470 per unit distributed last quarter. The volume of oil and natural gas produced decreased when compared to the previous quarter. Prices realized for oil increased, while natural gas decreased when compared to the last quarter. This distribution is higher than the $0.068097 per unit distributed in the comparable quarter in 2025. As compared to the same quarter in 2025, there was an increase in the volume of oil and natural gas. As compared to the same quarter in 2025, prices realized for oil increased while natural gas has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Nancy Willis
Director of Royalty Trust Services
Argent Trust Company, Trustee
Toll Free – 1.855.588-7839